EX 99.1

Banc of California Reports Fourth Quarter 2020 Financial Results

SANTA ANA, Calif., (January 21, 2021) — Banc of California, Inc. (NYSE: BANC) today reported net income of $21.7 million and net income available to common stockholders for the fourth quarter of 2020 of $17.7 million, or diluted earnings per common share of $0.35.
Highlights for the fourth quarter included:
•Return on average assets of 1.11%
•Net interest margin of 3.38%, a 29 basis points increase from the prior quarter
•Average cost of total deposits of 0.36%, a 15 basis points decrease from the prior quarter, and period-end cost of deposits at 0.29%
•Noninterest-bearing deposit balances increased $108.5 million during the quarter and represented 26% of total deposits at December 31, 2020, up from 20% a year earlier
•Allowance for credit losses remained strong at 1.43% of total loans and 230% of non-performing assets
•Non-performing loans decreased 45% to $36.6 million or 0.62% of total loans
•Total deferrals/forbearances declined to $201.5 million at December 31, 2020 from $282.5 million at September 30, 2020
•Common Equity Tier 1 capital at 11.19%
Jared Wolff, President & CEO of Banc of California, commented, “We ended 2020 with a strong quarter that demonstrates the potential of our franchise. We continued to execute on our key initiatives, lowering deposit costs and controlling noninterest expense, while increasing our level of quality earning assets. As a result, we saw significant growth in pre-tax pre-provision income, net income and earnings per share, while generating a return on average assets of more than 1.0% for the fourth quarter.”
“While the operating environment remains uncertain as we begin 2021, we are confident in our ability to continue to execute well on the strategies that are driving earnings growth and franchise value. We believe that we can continue to generate balance sheet growth while protecting our net interest margin and managing expenses, improving operating leverage over the course of 2021,” said Mr. Wolff.
Lynn Hopkins, Chief Financial Officer of Banc of California, said, “In addition to the strong operating results we generated in the fourth quarter, noninterest income benefited from recoveries on a number of legacy legal matters that we strategically decided to pursue, impacting net income by approximately $2.8 million, or $0.05 per share. We continue to pursue additional recovery opportunities that could positively impact earnings and tangible book value per share in future quarters.”
“Our focus on reducing deposit costs, shifting excess liquidity into higher yielding earning assets, and increasing production of quality loans at attractive risk-adjusted yields resulted in our net interest margin expanding 29 basis points to 3.38% during the fourth quarter. We also continued to see positive trends in asset quality, with two of our largest non-performing assets being resolved during the quarter with no additional provision required, and total loan deferrals continuing to decline. We also successfully raised $85 million in subordinated debt during the fourth quarter. Although the additional subordinated debt temporarily weighs on our cost of funds, it will position the Company to move forward on capital actions during 2021, subject to regulatory approval, that are expected to be accretive to earnings,” said Ms. Hopkins.

EX 99.1
Income Statement Highlights

	Three Months Ended					Year Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	($ in thousands)
Total interest and dividend income	$73,530	$69,666	$72,697	$74,714	$83,702	$290,607	$391,111
Total interest expense	11,967	13,811	17,382	22,853	27,042	66,013	142,948
Net interest income	61,563	55,855	55,315	51,861	56,660	224,594	248,163
Total noninterest income	6,975	3,954	5,528	2,061	4,930	18,518	12,116
Total revenue	68,538	59,809	60,843	53,922	61,590	243,112	260,279
Total noninterest expense	38,950	40,394	72,770	46,919	47,483	199,033	196,472
Pre-tax / pre-provision income (loss)	29,588	19,415	(11,927)	7,003	14,107	44,079	63,807
Provision for (reversal of) credit losses	991	1,141	11,826	15,761	(2,976)	29,719	35,829
Income tax expense (benefit)	6,894	2,361	(5,304)	(2,165)	2,811	1,786	4,219
Net income (loss)	$21,703	$15,913	$(18,449)	$(6,593)	$14,272	$12,574	$23,759

Net income (loss) available to common stockholders(1)	$17,706	$12,084	$(21,936)	$(9,694)	$10,415	$(1,103)	$2,624
(1)Balance represents the net income (loss) available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends, and impact of preferred stock redemption from net income (loss). Refer to the Statement of Operations for additional detail on these amounts.
Net interest income
Q4-2020 vs Q3-2020
Net interest income increased $5.7 million to $61.6 million for the fourth quarter due to both lower funding costs, higher yields on interest-earning assets and higher average interest-earning assets. Compared to the prior quarter, average interest-earning assets increased by $64.7 million to $7.25 billion, including higher average loans of $211.3 million and higher average securities of $48.5 million, offset by lower other interest-earning assets of $195.2 million. During the fourth quarter, average deposits increased $66.4 million, consisting of higher average noninterest-bearing deposits of $91.0 million, offset by lower average interest-bearing deposits of $24.6 million. Average FHLB advances decreased $73.9 million primarily due to maturities of $105.0 million in advances during the quarter. Average long-term debt and other interest-bearing liabilities increased $64.4 million due to the issuance of $85.0 million in subordinated notes in October 2020.
The net interest margin increased 29 basis points to 3.38% for the fourth quarter from 3.09% for the third quarter as the average earning-assets yield increased 18 basis points and the average cost of funds decreased 12 basis points. The yield on average interest-earning assets increased to 4.04% for the fourth quarter from 3.86% for the third quarter due to an overall higher loan yield and improved mix of interest-earning assets. The average yield on loans increased 12 basis points to 4.58% during the fourth quarter due to higher average commercial and industrial loans and higher prepayment penalty fees from refinancing activity and accelerated accretion from PPP loan forgiveness. The average yield on securities decreased 13 basis points to 2.13% due mostly to a 22 basis point decrease in average yield on collateralized loan obligations (CLOs) to 1.94% for the fourth quarter from 2.16% for the third quarter as these securities reprice quarterly.
The average cost of funds decreased 12 basis points to 0.70% for the fourth quarter from 0.82% for the third quarter. This decrease was driven by the lower average cost of interest-bearing liabilities and improved funding mix, including higher average noninterest-bearing deposits during the fourth quarter. We continue to reduce our reliance on high cost transaction accounts, non-brokered certificates of deposits, and wholesale funds as we execute on our relationship-focused business banking strategy. The average cost of interest-bearing liabilities decreased 13 basis points to 0.89% for the fourth quarter from 1.02% for the third quarter due to actively managing down the cost of interest-bearing deposits into the current rate environment. The average cost of interest-bearing deposits declined 19 basis points to 0.47% for the fourth quarter from 0.66% for the prior quarter. Additionally, average noninterest-bearing deposits increased by $91.0 million and represented 24.1% of total average deposits in the fourth quarter compared to 22.9% of total average deposits for the third quarter. Our total cost of average deposits decreased 15 basis points to 0.36% for the fourth quarter. The spot rate of total deposits at the end of the fourth quarter of 2020 was 0.29%.

EX 99.1
YTD 2020 vs YTD 2019
Net interest income for the year ended December 31, 2020 decreased $23.6 million to $224.6 million from $248.2 million for 2019. Net interest income was impacted by lower average interest-earning assets, as a result of targeted sales of securities and loans during 2019, in line with our strategy of remixing the loan portfolio towards relationship-based lending, offset by improved funding costs. For the year ended December 31, 2020, average interest-earning assets declined $1.44 billion to $7.16 billion, and the net interest margin increased 24 basis points to 3.13% for the year ended December 31, 2020 compared to 2.89% for the same 2019 period.
The net interest margin expanded due to a 78 basis point decrease in the average cost of funds, outpacing a 49 basis point decline in the average interest-earning asset yield. The average yield on interest-earning assets decreased to 4.06% for the year ended December 31, 2020, from 4.55% for 2019 due mostly to the impact of lower market interest rates on loan and securities yields over this time period. The average yield on loans was 4.52% for the year ended December 31, 2020, compared to 4.76% for the same 2019 period and the average yield on securities decreased 125 basis points due mostly to CLOs repricing into the lower rate environment.
The average cost of funds decreased to 0.99% for the year ended December 31, 2020, from 1.77% for the same 2019 period. This decrease was driven by the lower average cost of interest-bearing liabilities and the improved funding mix, including higher average noninterest-bearing deposits. The average cost of interest-bearing liabilities decreased 81 basis points to 1.23% for the year ended December 31, 2020 from 2.04% for 2019 due to the combination of actively managing deposit pricing down into the lower interest rate environment and the lower average cost of FHLB term advances resulting from maturities and refinancing certain term advances during 2020. Compared to the prior year, the average cost of interest-bearing deposits declined 96 basis points to 0.85% and the average cost of total deposits decreased 86 basis points to 0.66%. Additionally, average noninterest-bearing deposits increased by $269.5 million when compared to the same 2019 period.
Provision for credit losses
Q4-2020 vs Q3-2020
The provision for credit losses totaled $1.0 million for the fourth quarter, compared to $1.1 million for the third quarter. The fourth quarter provision for credit losses was comprised of $684 thousand in general reserves and $306 thousand related to specific reserves, offset by provision release of $23 thousand related to unfunded commitments. The general provision is due to changes in key macro-economic forecast variables, such as unemployment and gross domestic product, improved credit quality metrics, and higher period end loan balances of $220.4 million.
YTD 2020 vs YTD 2019
During the year ended December 31, 2020, the provision for credit losses totaled $29.7 million under the CECL model, compared to $35.8 million under the incurred loss model during 2019. The lower provision for credit losses was primarily the result of lower net charge-offs and lower period end loan balances of $53.5 million, offset by increases from using the new CECL model, the estimated future impact of the health crisis, and higher specific reserves.
Noninterest income
Q4-2020 vs Q3-2020
Noninterest income increased $3.0 million, to $7.0 million for the fourth quarter due mostly to higher legacy legal settlements for the benefit of the Company of $2.4 million. In addition, customer service fees increased $455 thousand and processing fees for credit facilities increased $292 thousand, offset by lower gains on sale of loans of $297 thousand. There were no sales of loans during the fourth quarter of 2020.
YTD 2020 vs YTD 2019
Noninterest income for the year ended December 31, 2020 increased $6.4 million to $18.5 million compared to the prior year. Noninterest income in 2019 included a $4.5 million loss on the multifamily loans securitization, which was offset by a reduction in the provision for credit losses of $5.1 million. There was no similar securitization activity in 2020. Excluding the impact of the 2019 multifamily loans securitization, noninterest income    increased $1.9 million as a result of (i) higher net gain on sale of investment securities of $6.9 million, (ii) lower impairment losses on investment securities of $731 thousand and (iii) higher other income of $2.5 million related to legacy legal settlements for the benefit of the Company. These increases were offset by (iv) lower other net gains on sales of loans of $3.0 million, (v) lower earn-out income related to the sale of our

EX 99.1
mortgage banking division of $1.4 million, (vi) lower other income of $2.0 million due in part to lower rental income and (vii) a $1.6 million loss due to decreases in the fair value of loans held for sale in 2020.
Noninterest expense
Q4-2020 vs Q3-2020
Noninterest expense decreased $1.4 million to $39.0 million for the fourth quarter compared to the prior quarter. The decrease was primarily due to lower professional fees of $5.1 million due to higher recoveries of indemnified legal costs which totaled $4.2 million in the fourth quarter compared to $1.3 million during the third quarter, offset by higher salaries and benefits expense of $2.6 million due mostly to higher incentive compensation accruals and lower gains in alternative energy partnership investments of $757 thousand. Total operating costs, defined as noninterest expense adjusted for certain non-core items (refer to section Non-GAAP Measures), increased $3.4 million to $44.0 million for the fourth quarter compared to $40.7 million for the prior quarter primarily due to higher incentive compensation.
YTD 2020 vs YTD 2019
Noninterest expense for the year ended December 31, 2020 increased $2.6 million to $199.0 million compared to the prior year. The increase was primarily due to: (i) the $26.8 million one-time charge related to the termination of our LAFC naming rights agreements, (ii) a $2.5 million debt extinguishment fee associated with the early repayment of certain FHLB term advances, and (iii) higher professional fees of $3.5 million, due to overall reductions in recoveries of $18.2 million related to indemnified legal fees for resolved legal proceedings and various other litigations. These increases were partially offset by: (i) lower losses in alternative energy partnership investments of $2.1 million, (ii) lower salaries and benefits expense of $9.1 million resulting from lower headcount, (iii) lower advertising costs of $5.1 million due to the termination of our LAFC naming rights agreements and reductions in overall events and media spending, (iv) lower regulatory assessments of $5.0 million due to changes in our asset size and an FDIC assessment credit, (v) lower restructuring costs of $4.3 million and (vi) lower occupancy, equipment and other expenses of $4.7 million due to gaining other efficiencies.
Income taxes
Q4-2020 vs Q3-2020
Income tax expense totaled $6.9 million for the fourth quarter resulting in an effective tax rate of 24.1% compared to a $2.4 million expense for the third quarter resulting in an effective tax rate of 12.9%. The increase in effective tax rate between quarters was based on the increase in pre-tax income.
YTD 2020 vs YTD 2019
Income tax expense totaled $1.8 million for the year ended December 31, 2020, representing an effective tax rate of 12.4%, compared to income tax expense of $4.2 million and an effective tax rate of 15.1% for year ended December 31, 2019. The effective tax rate for the year ended December 31, 2020 differs from the 21% federal statutory rate due to the impact of state taxes as well as various permanent tax differences.

EX 99.1

Balance Sheet
At December 31, 2020, total assets were $7.88 billion, which represented a linked-quarter increase of $139.2 million. The following table shows selected balance sheet line items as of the dates indicated.

						Amount Change
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	Q4-20 vs. Q3-20	Q4-20 vs. Q4-19

	($ in thousands)
Securities available-for-sale	$1,231,431	$1,245,867	$1,176,029	$969,427	$912,580	$(14,436)	$318,851
Loans held-for-investment	$5,898,405	$5,678,002	$5,627,696	$5,667,464	$5,951,885	$220,403	$(53,480)
Loans held-for-sale	$1,413	$1,849	$19,768	$20,234	$22,642	$(436)	$(21,229)
Total assets	$7,877,334	$7,738,106	$7,770,138	$7,662,607	$7,828,410	$139,228	$48,924

Noninterest-bearing deposits	$1,559,248	$1,450,744	$1,391,504	$1,256,081	$1,088,516	$108,504	$470,732
Total deposits	$6,085,800	$6,032,266	$6,037,465	$5,562,838	$5,427,167	$53,534	$658,633
Borrowings (1)	$796,110	$733,105	$790,707	$1,151,479	$1,368,421	$63,005	$(572,311)
Total liabilities	$6,980,127	$6,863,852	$6,923,179	$6,827,605	$6,921,165	$116,275	$58,962
Total equity	$897,207	$874,254	$846,959	$835,002	$907,245	$22,953	$(10,038)
(1)Represents Advances from Federal Home Loan Bank and Notes payable, net

Investments
Securities available-for-sale decreased $14.4 million during the fourth quarter to $1.23 billion at December 31, 2020 primarily due to the call of $16.1 million in CLOs and principal payments of $7.1 million, partially offset by higher unrealized net gains of $9.2 million. The increase in the unrealized net gain was due mostly to credit spreads tightening during the quarter resulting in a positive change on the pricing of the CLOs and corporate debt securities. There were no sales of securities during the fourth quarter. As of December 31, 2020, our securities portfolio included $677.8 million of CLOs, $318.2 million of agency securities, $68.6 million of municipal securities, $149.3 million of corporate debt securities, and $17.4 million of SBA pool securities. The CLO portfolio, which is comprised only of AA and AAA rated securities, represented 55.1% of the total securities portfolio and the carrying value included an unrealized net loss of $9.7 million at December 31, 2020 compared to an unrealized net loss of $17.7 million at September 30, 2020.

EX 99.1
Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	($ in thousands)
Composition of held-for-investment loans
Commercial real estate	$807,195	$826,683	$822,694	$810,024	$818,817
Multifamily	1,289,820	1,476,803	1,434,071	1,466,083	1,494,528
Construction	176,016	197,629	212,979	227,947	231,350
Commercial and industrial	2,088,308	1,586,824	1,436,990	1,578,223	1,691,270
SBA	273,444	320,573	310,784	70,583	70,981
Total commercial loans	4,634,783	4,408,512	4,217,518	4,152,860	4,306,946
Single-family residential mortgage	1,230,236	1,234,479	1,370,785	1,467,375	1,590,774
Other consumer	33,386	35,011	39,393	47,229	54,165
Total consumer loans	1,263,622	1,269,490	1,410,178	1,514,604	1,644,939
Total gross loans	$5,898,405	$5,678,002	$5,627,696	$5,667,464	$5,951,885
Composition percentage of held-for-investment loans
Commercial real estate	13.7%	14.6%	14.6%	14.3%	13.8%
Multifamily	21.9%	26.0%	25.5%	25.9%	25.1%
Construction	3.0%	3.5%	3.8%	4.0%	3.9%
Commercial and industrial	35.3%	28.0%	25.5%	27.9%	28.4%
SBA	4.6%	5.6%	5.5%	1.2%	1.2%
Total commercial loans	78.5%	77.7%	74.9%	73.3%	72.4%
Single-family residential mortgage	20.9%	21.7%	24.4%	25.9%	26.7%
Other consumer	0.6%	0.6%	0.7%	0.8%	0.9%
Total consumer loans	21.5%	22.3%	25.1%	26.7%	27.6%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans increased $220.4 million to $5.90 billion from the prior quarter, resulting from higher commercial and industrial (C&I) loans of $501.5 million due, in part, to increased utilization of credit facilities. The increases were partially offset by decreases in commercial real estate loans of $19.5 million, multifamily loans of $187.0 million, construction loans of $21.6 million due to prepayment activity. SBA loans decreased $47.1 million due to the SBA's processing of forgiveness requests for 268 PPP loans totaling $45.0 million during the quarter. At December 31, 2020, SBA loans included $210.0 million of PPP loans, net of fees.
We continue to focus the real estate loan portfolio toward relationship-based multifamily, bridge, light infill construction, and commercial real estate loans. Currently, loans secured by residential real estate (single-family, multifamily, single-family construction, and credit facilities) represent approximately 68% of our total loans outstanding.

EX 99.1
The C&I portfolio has limited exposure to certain business sectors undergoing severe stress. The C&I industry concentrations in dollars and as a percentage of total outstanding C&I loan balances are summarized below:

	December 31, 2020
	Amount	% of Portfolio
	($ in thousands)
C&I Portfolio by Industry
Finance and insurance (includes Warehouse lending)	$1,397,278	67%
Real Estate & Rental Leasing	245,748	12%
Gas Stations	69,743	3%
Healthcare	69,381	3%
Wholesale Trade	38,700	2%
Television / Motion Pictures	38,416	2%
Manufacturing	34,276	2%
Food Services	30,280	1%
Other Retail Trade	20,759	1%
Professional Services	16,572	1%
Transportation	5,286	—%
Accommodations	1,452	—%
All other	120,417	6%
Total	$2,088,308	100%

Deposits
The following table sets forth the composition of our deposits at the dates indicated.

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$1,559,248	$1,450,744	$1,391,504	$1,256,081	$1,088,516
Interest-bearing checking	2,107,942	2,045,115	1,846,698	1,572,389	1,533,882
Money market	714,297	689,769	765,854	575,820	715,479
Savings	932,363	946,293	939,018	877,947	885,246
Non-brokered certificates of deposit	755,727	820,531	924,630	1,071,936	1,204,044
Brokered certificates of deposit	16,223	79,814	169,761	208,665	—
Total deposits	$6,085,800	$6,032,266	$6,037,465	$5,562,838	$5,427,167
Composition percentage of deposits
Noninterest-bearing checking	25.6%	24.1%	23.0%	22.6%	20.1%
Interest-bearing checking	34.6%	33.9%	30.6%	28.3%	28.2%
Money market	11.7%	11.4%	12.7%	10.3%	13.2%
Savings	15.3%	15.7%	15.6%	15.8%	16.3%
Non-brokered certificates of deposit	12.4%	13.6%	15.3%	19.3%	22.2%
Brokered certificates of deposit	0.4%	1.3%	2.8%	3.7%	—%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits increased $53.5 million during the fourth quarter of 2020 to $6.09 billion due to higher noninterest-bearing checking balances of $108.5 million, interest-bearing checking of $62.8 million, and money market balances of $24.5 million, offset by lower savings balances of $13.9 million, brokered certificates of deposit of $63.6 million and non-brokered certificates of deposit of $64.8 million. We continue to focus on growing relationship-based deposits, strategically augmented by wholesale funding, as we actively managed down deposit costs in response to the interest rate cuts by the Federal Reserve in March of 2020. Noninterest-bearing deposits totaled $1.56 billion and represented 25.6% of total deposits at December 31, 2020

EX 99.1
compared to $1.45 billion, or 24.1% of total deposits, at September 30, 2020 and $1.09 billion, or 20.1% of total deposits at December 31, 2019.
Debt
Advances from the FHLB decreased $19.7 million, or 4%, to $539.8 million, as of December 31, 2020, due to maturities of $105.0 million in term advances, offset by overnight advances. At the end of the fourth quarter, FHLB advances included $85.0 million in overnight borrowings, $45.0 million in term advances maturing within three months, and $416.0 million maturing beyond three months with a weighted average life of 4.9 years and weighted average interest rate of 2.5%.
During the fourth quarter of 2020, we completed the issuance and sale of $85.0 million aggregate principal amount of 4.375% fixed-to-floating rate subordinated notes due October 30, 2030. Net proceeds after debt issuance costs were approximately $82.6 million.
Equity
At December 31, 2020, total stockholders’ equity increased by $23.0 million to $897.2 million and tangible common equity increased by $23.3 million to $672.6 million on a linked-quarter basis. The increase in total stockholders’ equity for the fourth quarter, was a result of net income of $21.7 million, higher net accumulated other comprehensive income of $6.5 million and share-based compensation of $1.4 million, offset by dividends to common and preferred stockholders of $6.5 million. Tangible book value per share increased to $13.39 as of December 31, 2020 from $12.92 at September 30, 2020.
Capital ratios remain strong with total risk-based capital at 17.01% and a tier 1 leverage ratio of 10.90%. The following table sets forth our regulatory capital ratios at December 31, 2020 and the previous four quarters. The interim capital relief related to the adoption of CECL increased the Bank's leverage ratio approximately 10 basis points at December 31, 2020.

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	17.01%	16.19%	16.35%	16.16%	15.90%
Tier 1 risk-based capital ratio	14.35%	14.94%	15.10%	14.91%	14.83%
Common equity tier 1 capital ratio	11.19%	11.59%	11.68%	11.58%	11.56%
Tier 1 leverage ratio	10.90%	10.79%	10.56%	11.20%	10.89%
Banc of California, NA
Total risk-based capital ratio	17.27%	18.14%	18.17%	18.21%	17.46%
Tier 1 risk-based capital ratio	16.02%	16.89%	16.92%	16.96%	16.39%
Common equity tier 1 capital ratio	16.02%	16.89%	16.92%	16.96%	16.39%
Tier 1 leverage ratio	12.19%	12.21%	11.84%	12.67%	12.02%
(1)December 31, 2020 capital ratios are preliminary.

EX 99.1
Credit Quality

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$13,981	$51,229	$49,810	$56,338	$32,873
90+ days delinquent	17,636	31,809	45,384	28,632	24,734
Total delinquent loans	$31,617	$83,038	$95,194	$84,970	$57,607
Total delinquent loans to total loans	0.54%	1.46%	1.69%	1.50%	0.97%
Non-performing assets, excluding loans held-for-sale
Non-performing loans	$35,900	$66,337	$72,703	$56,471	$43,354
90+ days delinquent and still accruing loans	728	547	—	—	—
Other real estate owned	—	—	—	—	—
Non-performing assets	$36,628	$66,884	$72,703	$56,471	$43,354
ALL to non-performing loans	221.22%	135.95%	124.30%	138.55%	132.97%
Non-performing loans to total loans held-for-investment	0.62%	1.18%	1.29%	1.00%	0.73%
Non-performing assets to total assets	0.46%	0.86%	0.94%	0.74%	0.55%
Troubled debt restructurings (TDRs)
Performing TDRs	$4,733	$5,408	$5,597	$6,100	$6,620
Non-performing TDRs	4,264	20,002	20,275	20,852	21,837
Total TDRs	$8,997	$25,410	$25,872	$26,952	$28,457
Total delinquent loans decreased $51.4 million in the fourth quarter to $31.6 million at December 31, 2020, due to $58.8 million returning to current status and $0.1 million of principal payments or payoffs, offset by $7.5 million of additions. Delinquent loans included primarily legacy single-family residential loans of $22.9 million, or 73% of the total balance at quarter end, and represented $48.1 million of the quarter over quarter decrease. Excluding delinquent single-family residential loans, delinquent loans totaled $8.7 million, or 0.19% of total loans at December 31, 2020.

Non-performing loans decreased $30.3 million to $36.6 million as of December 31, 2020, of which $17.7 million, or 48% relates to loans in a current payment status. The fourth quarter decrease was due primarily to $35.8 million in cured loans and payoffs, offset by $5.5 million of loans placed on non-accrual status. During the quarter, a previously disclosed $9.1 million single-family mortgage residential loan with a loan-to-value ratio of 58% returned to accrual status and a $16.1 million legacy shared national credit was resolved resulting in a charge-off of $10.7 million in previously established specific reserves.
At December 31, 2020, non-performing loans included (i) single-family residential loans totaling $13.5 million, or 37% of total non-performing loans, (ii) commercial loans of $15.6 million, or 43% of total non-performing loans, and (iii) a legacy relationship totaling $7.5 million, or 20% of total non-performing loans, that is well-secured by a combination of commercial real estate and single-family residential properties with an average loan-to-value ratio of 51%.
In light of the pandemic, we provided support to clients by granting loan deferments or forbearances. As of December 31, 2020 loans on deferment or forbearance status totaled $201.5 million as shown below:

	December 31, 2020			September 30, 2020
	Count	Amount(1)	% of Loans in Category	Count	Amount	% of Loans in Category
	($ in thousands)
Single-family residential mortgage	80	$88,343	7%	123	$137,510	11%
All other loans	33	113,163	2%	35	145,036	3%
Total	113	$201,506	3%	158	$282,546	5%
(1)Includes loans in the process of deferment or forbearance which are not reported as delinquent.

Of the balances as of December 31, 2020, $61.7 million of all other loans are in their second or third deferment and 8 commercial loans totaling $38.8 million were under review and pending approval for a first or second deferral. We continue to actively monitor and manage all lending relationships in a manner that supports our clients and protects the Bank.

EX 99.1
Allowance for Credit Losses

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$90,927	$90,370	$78,243	$57,649	$62,927
Adoption of ASU 2016-13 (1)	—	—	—	7,609	—
Loans charged off	(11,520)	(1,821)	—	(2,076)	(2,706)
Recoveries	609	248	608	350	106
Net (charge-offs) recoveries	(10,911)	(1,573)	608	(1,726)	(2,600)
Provision for (reversal of) loan losses	1,014	2,130	11,519	14,711	(2,678)
Balance at end of period	$81,030	$90,927	$90,370	$78,243	$57,649
Reserve for unfunded loan commitments
Balance at beginning of period	$3,206	$4,195	$3,888	$4,064	$4,362
Adoption of ASU 2016-13 (1)	—	—	—	(1,226)	—
(Reversal of) provision for credit losses	(23)	(989)	307	1,050	(298)
Balance at end of period	3,183	3,206	4,195	3,888	4,064
Allowance for credit losses (ACL)	$84,213	$94,133	$94,565	$82,131	$61,713

ALL to total loans	1.37%	1.60%	1.61%	1.38%	0.97%
ACL to total loans	1.43%	1.66%	1.68%	1.45%	1.04%
ACL to total loans, excluding PPP loans	1.48%	1.74%	1.76%	1.45%	1.04%
ACL to NPLs	229.91%	140.74%	130.07%	145.44%	142.35%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.77%	0.12%	(0.04)%	0.12%	0.17%

Reserve for loss on repurchased loans
Balance at beginning of period	$5,487	$5,567	$5,601	$6,201	$6,561
Initial provision for loan repurchases	—	11	—	—	—
Provision for (reversal of) provision for loan repurchases	28	(91)	(34)	(600)	(360)
Balance at end of period	$5,515	$5,487	$5,567	$5,601	$6,201
(1)Represents the impact of adopting ASU 2016-13, Financial Instruments - Credit Losses on January 1, 2020. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.
The allowance for expected credit losses ("ACL"), which includes the reserve for unfunded loan commitments, totaled $84.2 million, or 1.43% of total loans, at December 31, 2020, compared to $94.1 million, or 1.66% of total loans, at September 30, 2020. The $9.9 million decrease in the ACL was due to: (i) net charge-offs of $10.9 million, offset by increases in (ii) general reserves of $684 thousand due to the impact of higher loan balances, updated forecasts, and improved credit quality metrics, and (iii) specific reserves of $306 thousand. The ACL coverage of non-performing loans was 230% at December 31, 2020 compared to 141% at September 30, 2020 and 142% at December 31, 2019.

Our ACL methodology and resulting provision continues to be impacted by the current economic uncertainty and volatility caused by the COVID-19 pandemic. The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables ("MEVs") released by our model provider during December 2020. In contrast to the September 2020 forecasts, these December forecasts reflect a more favorable view of the economy (i.e. higher GDP growth rates and lower unemployment rates). However, the Company-specific economic view recognizes that the foreseeable future continues to be uncertain with respect to the rollout of the approved vaccines for COVID-19; the lack of clarity regarding the impact of the most recent government stimulus; the continued unknown impact of the COVID-19 pandemic on the economy and certain industry segments; and the unknown benefit from Federal Reserve and other government actions. Accordingly, the ACL level and resulting provision reflect these uncertainties. The ACL also incorporated qualitative factors to account for certain loan portfolio characteristics that are not taken into consideration by the third-party model including underlying strengths and weaknesses in the loan portfolio. As is the case with all estimates, the ACL is expected to be impacted in future

EX 99.1
periods by economic volatility, changing economic forecasts, underlying model assumptions, and asset quality metrics, all of which may be better than or worse than current estimates.

The Company will host a conference call to discuss its fourth quarter 2020 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, January 21, 2021. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 3636956. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 10145608.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $7.9 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 36 offices including 29 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California Inc. and its subsidiaries, their customers and third parties. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

EX 99.1
Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$220,819	$292,490	$420,640	$435,992	$373,472
Securities available-for-sale	1,231,431	1,245,867	1,176,029	969,427	912,580
Loans held-for-sale	1,413	1,849	19,768	20,234	22,642
Loans held-for-investment	5,898,405	5,678,002	5,627,696	5,667,464	5,951,885
Allowance for loan losses	(81,030)	(90,927)	(90,370)	(78,243)	(57,649)
Federal Home Loan Bank and other bank stock	44,506	44,809	46,585	57,237	59,420
Servicing rights, net	1,454	1,621	1,753	2,009	2,299
Premises and equipment, net	121,520	123,812	125,247	127,379	128,021
Alternative energy partnership investments, net	27,977	27,786	26,967	27,347	29,300
Goodwill	37,144	37,144	37,144	37,144	37,144
Other intangible assets, net	2,633	2,939	3,292	3,722	4,151
Deferred income tax, net	45,957	43,744	48,288	63,849	44,906
Income tax receivable	1,105	10,701	13,094	7,198	4,233
Bank owned life insurance investment	111,807	111,115	110,487	110,397	109,819
Right of use assets	19,633	18,909	19,408	20,882	22,540
Other assets	192,560	188,245	184,110	190,569	183,647
Total assets	$7,877,334	$7,738,106	$7,770,138	$7,662,607	$7,828,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,559,248	$1,450,744	$1,391,504	$1,256,081	$1,088,516
Interest-bearing deposits	4,526,552	4,581,522	4,645,961	4,306,757	4,338,651
Total deposits	6,085,800	6,032,266	6,037,465	5,562,838	5,427,167
Advances from Federal Home Loan Bank	539,795	559,482	617,170	978,000	1,195,000
Notes payable, net	256,315	173,623	173,537	173,479	173,421
Reserve for loss on repurchased loans	5,515	5,487	5,567	5,601	6,201
Lease liabilities	20,647	19,938	20,531	22,075	23,692
Accrued expenses and other liabilities	72,055	73,056	68,909	85,612	95,684
Total liabilities	6,980,127	6,863,852	6,923,179	6,827,605	6,921,165
Commitments and contingent liabilities
Preferred stock	184,878	184,878	185,037	187,687	189,825
Common stock	522	522	522	520	520
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	634,704	633,409	632,117	631,125	629,848
Retained earnings	110,179	95,001	85,670	110,640	127,733
Treasury stock	(40,827)	(40,827)	(40,827)	(40,827)	(28,786)
Accumulated other comprehensive income (loss), net	7,746	1,266	(15,565)	(54,148)	(11,900)
Total stockholders’ equity	897,207	874,254	846,959	835,002	907,245
Total liabilities and stockholders’ equity	$7,877,334	$7,738,106	$7,770,138	$7,662,607	$7,828,410

EX 99.1
Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Year Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest and dividend income
Loans, including fees	$66,105	$62,019	$63,642	$65,534	$73,930	$257,300	$333,934
Securities	6,636	6,766	7,816	7,820	7,812	29,038	48,134
Other interest-earning assets	789	881	1,239	1,360	1,960	4,269	9,043
Total interest and dividend income	73,530	69,666	72,697	74,714	83,702	290,607	391,111
Interest expense
Deposits	5,436	7,564	10,205	14,611	18,247	37,816	101,099
Federal Home Loan Bank advances	3,479	3,860	4,818	5,883	6,396	18,040	32,285
Notes payable and other interest-bearing liabilities	3,052	2,387	2,359	2,359	2,399	10,157	9,564
Total interest expense	11,967	13,811	17,382	22,853	27,042	66,013	142,948
Net interest income	61,563	55,855	55,315	51,861	56,660	224,594	248,163
Provision for (reversal of) credit losses	991	1,141	11,826	15,761	(2,976)	29,719	35,829
Net interest income after provision for (reversal of) credit losses	60,572	54,714	43,489	36,100	59,636	194,875	212,334
Noninterest income
Customer service fees	1,953	1,498	1,224	1,096	1,451	5,771	5,982
Loan servicing income	149	186	95	75	312	505	679
Income from bank owned life insurance	691	629	591	578	599	2,489	2,292
Impairment loss on investment securities	—	—	—	—	—	—	(731)
Net gain (loss) on sale of securities available for sale	—	—	2,011	—	3	2,011	(4,852)
Fair value adjustment on loans held for sale	36	24	25	(1,586)	30	(1,501)	106
Net gain (loss) on sale of loans	—	272	—	(27)	(863)	245	7,766
All other income (loss)	4,146	1,345	1,582	1,925	3,398	8,998	874
Total noninterest income	6,975	3,954	5,528	2,061	4,930	18,518	12,116
Noninterest expense
Salaries and employee benefits	25,836	23,277	24,260	23,436	24,036	96,809	105,915
Naming rights termination	—	—	26,769	—	—	26,769	—
Occupancy and equipment	7,560	7,457	7,090	7,243	7,900	29,350	31,308
Professional fees	29	5,147	4,596	5,964	2,611	15,736	12,212
Data processing	1,608	1,657	1,536	1,773	1,684	6,574	6,420
Advertising	171	219	1,157	1,756	2,227	3,303	8,422
Regulatory assessments	748	784	725	484	1,854	2,741	7,711
Reversal of loan repurchase reserves	28	(91)	(34)	(600)	(360)	(697)	(660)
Amortization of intangible assets	306	353	430	429	454	1,518	2,195
Restructuring expense	—	—	—	—	1,626	—	4,263
All other expenses	3,337	3,021	6,408	4,529	4,412	17,295	16,992
Total noninterest expense before (gain) loss in alternative energy partnership investments	39,623	41,824	72,937	45,014	46,444	199,398	194,778
(Gain) loss in alternative energy partnership investments	(673)	(1,430)	(167)	1,905	1,039	(365)	1,694
Total noninterest expense	38,950	40,394	72,770	46,919	47,483	199,033	196,472
Income (loss) from operations before income taxes	28,597	18,274	(23,753)	(8,758)	17,083	14,360	27,978
Income tax expense (benefit)	6,894	2,361	(5,304)	(2,165)	2,811	1,786	4,219
Net income (loss)	21,703	15,913	(18,449)	(6,593)	14,272	12,574	23,759
Preferred stock dividends	3,447	3,447	3,442	3,533	3,540	13,869	15,559
Income allocated to participating securities	456	281	—	—	224	—	—
Participating securities dividends	94	94	94	94	93	376	483
Impact of preferred stock redemption	—	7	(49)	(526)	—	(568)	5,093
Net income (loss) available to common stockholders	$17,706	$12,084	$(21,936)	$(9,694)	$10,415	$(1,103)	$2,624

EX 99.1

Earnings (loss) per common share:
Basic	$0.35	$0.24	$(0.44)	$(0.19)	$0.21	$(0.02)	$0.05
Diluted	$0.35	$0.24	$(0.44)	$(0.19)	$0.20	$(0.02)	$0.05
Weighted average number of common shares outstanding
Basic	50,125,462	50,108,655	50,030,919	50,464,777	50,699,915	50,182,096	50,621,785
Diluted	50,335,271	50,190,933	50,030,919	50,464,777	50,927,978	50,182,096	50,724,951
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.24	$0.31

EX 99.1
Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Profitability and other ratios of consolidated operations
Return on average assets(1)	1.11%	0.82%	(0.96)%	(0.35)%	0.71%
Return on average equity(1)	9.67%	7.32%	(8.69)%	(2.89)%	6.20%
Return on average tangible common equity(2)	11.02%	7.92%	(13.77)%	(5.44)%	6.46%
Pre-tax pre-provision income (loss) ROAA	1.52%	1.00%	(0.62)%	0.37%	0.70%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.25%	0.98%	0.83%	0.65%	0.66%
Dividend payout ratio(3)	17.14%	25.00%	(13.64)%	(31.58)%	28.57%
Average loan yield	4.58%	4.46%	4.48%	4.56%	4.71%
Average cost of interest-bearing deposits	0.47%	0.66%	0.93%	1.41%	1.57%
Average cost of total deposits	0.36%	0.51%	0.71%	1.11%	1.27%
Net interest spread	3.15%	2.84%	2.77%	2.56%	2.65%
Net interest margin(1)	3.38%	3.09%	3.09%	2.97%	3.04%
Noninterest income to total revenue(4)	10.18%	6.61%	9.09%	3.82%	8.00%
Noninterest income to average total assets(1)	0.36%	0.20%	0.29%	0.11%	0.25%
Noninterest expense to average total assets(1)	2.00%	2.09%	3.78%	2.50%	2.37%
Adjusted noninterest expense to average total assets(1)	2.26%	2.10%	2.22%	2.30%	2.41%
Efficiency ratio(2)(5)	56.83%	67.54%	119.60%	87.01%	77.10%
Adjusted efficiency ratio(2)(5)	64.26%	68.31%	72.74%	78.07%	78.59%
Average loans held-for-investment to average deposits	95.65%	92.86%	98.51%	108.54%	108.50%
Average securities available-for-sale to average total assets	15.96%	15.49%	13.75%	12.60%	10.48%
Average stockholders’ equity to average total assets	11.49%	11.26%	11.04%	12.11%	11.47%

(1)Ratios are presented on an annualized basis.
(2)The ratios are determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)The ratio is calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)The ratios are calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

EX 99.1
Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2020			September 30, 2020			June 30, 2020
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$1,564	$8	2.03%	$19,544	$139	2.83%	$19,967	$155	3.12%
SFR mortgage	1,224,865	12,955	4.21%	1,311,513	13,178	4.00%	1,416,358	14,187	4.03%
Commercial real estate, multifamily, and construction	2,507,950	30,371	4.82%	2,493,408	29,666	4.73%	2,524,477	29,459	4.69%
Commercial and industrial, SBA, and lease financing	1,978,684	21,984	4.42%	1,673,548	18,585	4.42%	1,706,120	19,392	4.57%
Other consumer	31,856	787	9.83%	35,563	451	5.05%	40,697	449	4.44%
Gross loans and leases	5,744,919	66,105	4.58%	5,533,576	62,019	4.46%	5,707,619	63,642	4.48%
Securities	1,239,295	6,636	2.13%	1,190,765	6,766	2.26%	1,063,941	7,816	2.95%
Other interest-earning assets	262,363	789	1.20%	457,558	881	0.77%	424,776	1,239	1.17%
Total interest-earning assets	7,246,577	73,530	4.04%	7,181,899	69,666	3.86%	7,196,336	72,697	4.06%
Allowance for loan losses	(83,745)			(89,679)			(78,528)
BOLI and noninterest-earning assets	602,165			594,885			622,398
Total assets	$7,764,997			$7,687,105			$7,740,206

Interest-bearing liabilities
Savings	$937,649	$2,128	0.90%	$948,898	$2,353	0.99%	$905,997	$2,718	1.21%
Interest-bearing checking	2,086,146	1,131	0.22%	1,919,327	1,660	0.34%	1,710,038	2,186	0.51%
Money market	671,949	414	0.25%	681,421	645	0.38%	592,872	850	0.58%
Certificates of deposit	860,131	1,763	0.82%	1,030,829	2,906	1.12%	1,214,939	4,451	1.47%
Total interest-bearing deposits	4,555,875	5,436	0.47%	4,580,475	7,564	0.66%	4,423,846	10,205	0.93%
FHLB advances	534,303	3,479	2.59%	608,169	3,860	2.52%	819,166	4,818	2.37%
Securities sold under repurchase agreements	—	—	—%	1,309	2	0.61%	1,024	2	0.79%
Long-term debt and other interest-bearing liabilities	238,265	3,052	5.10%	173,911	2,385	5.46%	173,977	2,357	5.45%
Total interest-bearing liabilities	5,328,443	11,967	0.89%	5,363,864	13,811	1.02%	5,418,013	17,382	1.29%
Noninterest-bearing deposits	1,448,422			1,357,411			1,349,735
Noninterest-bearing liabilities	95,567			100,424			118,208
Total liabilities	6,872,432			6,821,699			6,885,956
Total stockholders’ equity	892,565			865,406			854,250
Total liabilities and stockholders’ equity	$7,764,997			$7,687,105			$7,740,206

Net interest income/spread		$61,563	3.15%		$55,855	2.84%		$55,315	2.77%
Net interest margin			3.38%			3.09%			3.09%

Ratio of interest-earning assets to interest-bearing liabilities	136.00%			133.89%			132.82%
Total deposits	$6,004,297	$5,436	0.36%	$5,937,886	$7,564	0.51%	$5,773,581	$10,205	0.71%
Total funding (1)	$6,776,865	$11,967	0.70%	$6,721,275	$13,811	0.82%	$6,767,748	$17,382	1.03%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

	Three Months Ended
	March 31, 2020			December 31, 2019
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$22,273	$220	3.97%	$23,527	$221	3.73%
SFR mortgage	1,532,967	15,295	4.01%	1,689,228	16,788	3.94%
Commercial real estate, multifamily, and construction	2,564,485	30,223	4.74%	2,633,342	32,763	4.94%
Commercial and industrial, SBA, and lease financing	1,613,324	19,157	4.78%	1,821,064	23,381	5.09%
Other consumer	47,761	639	5.38%	54,088	777	5.70%
Gross loans and leases	5,780,810	65,534	4.56%	6,221,249	73,930	4.71%
Securities	952,966	7,820	3.30%	833,726	7,812	3.72%
Other interest-earning assets	297,444	1,360	1.84%	330,950	1,960	2.35%
Total interest-earning assets	7,031,220	74,714	4.27%	7,385,925	83,702	4.50%
Allowance for loan losses	(60,470)			(61,642)
BOLI and noninterest-earning assets	592,192			630,308
Total assets	$7,562,942			$7,954,591

Interest-bearing liabilities
Savings	890,830	3,296	1.49%	981,346	3,889	1.57%
Interest-bearing checking	1,520,922	3,728	0.99%	1,546,322	4,234	1.09%
Money market	608,926	1,760	1.16%	743,695	2,593	1.38%
Certificates of deposit	1,151,518	5,827	2.04%	1,332,911	7,531	2.24%
Total interest-bearing deposits	4,172,196	14,611	1.41%	4,604,274	18,247	1.57%
FHLB advances	1,039,055	5,883	2.28%	1,020,478	6,396	2.49%
Securities sold under repurchase agreements	—	—	—%	2,223	15	2.68%
Long-term debt and other interest-bearing liabilities	174,056	2,359	5.45%	174,092	2,384	5.43%
Total interest-bearing liabilities	5,385,307	22,853	1.71%	5,801,067	27,042	1.85%
Noninterest-bearing deposits	1,133,306			1,108,077
Noninterest-bearing liabilities	128,282			132,698
Total liabilities	6,646,895			7,041,842
Total stockholders’ equity	916,047			912,749
Total liabilities and stockholders’ equity	$7,562,942			$7,954,591

Net interest income/spread		$51,861	2.56%		$56,660	2.65%
Net interest margin			2.97%			3.04%

Ratio of interest-earning assets to interest-bearing liabilities	130.56%			127.32%
Total deposits	$5,305,502	$14,611	1.11%	$5,712,351	$18,247	1.27%
Total funding (1)	$6,518,613	$22,853	1.41%	$6,909,144	$27,042	1.55%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

	Year Ended
	December 31, 2020			December 31, 2019
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$15,808	$522	3.30%	$80,074	$2,609	3.26%
SFR mortgage	1,370,862	55,614	4.06%	1,979,957	81,419	4.11%
Commercial real estate, multifamily, and construction	2,522,459	119,720	4.75%	3,033,392	143,882	4.74%
Commercial and industrial, SBA, and lease financing	1,743,374	79,119	4.54%	1,863,108	102,526	5.50%
Other consumer	38,941	2,325	5.97%	58,752	3,498	5.95%
Gross loans and leases	5,691,444	257,300	4.52%	7,015,283	333,934	4.76%
Securities	1,112,306	29,038	2.61%	1,245,995	48,134	3.86%
Other interest-earning assets	360,532	4,269	1.18%	339,661	9,043	2.66%
Total interest-earning assets	7,164,282	290,607	4.06%	8,600,939	391,111	4.55%
Allowance for credit losses	(78,152)			(60,633)
BOLI and noninterest-earning assets	602,886			592,674
Total assets	$7,689,016			$9,132,980

Interest-bearing liabilities
Savings	920,966	10,495	1.14%	1,079,778	19,040	1.76%
Interest-bearing checking	1,810,152	8,705	0.48%	1,548,067	17,797	1.15%
Money market	638,992	3,669	0.57%	809,295	13,717	1.69%
Certificates of deposit	1,063,705	14,947	1.41%	2,145,363	50,545	2.36%
Total interest-bearing deposits	4,433,815	37,816	0.85%	5,582,503	101,099	1.81%
FHLB advances	749,195	18,040	2.41%	1,264,945	32,285	2.55%
Securities sold under repurchase agreements	584	4	0.68%	2,166	62	2.86%
Long-term debt and other interest-bearing liabilities	190,140	10,153	5.34%	174,148	9,502	5.46%
Total interest-bearing liabilities	5,373,734	66,013	1.23%	7,023,762	142,948	2.04%
Noninterest-bearing deposits	1,322,681			1,053,193
Noninterest-bearing liabilities	110,551			107,579
Total liabilities	6,806,966			8,184,534
Total stockholders’ equity	882,050			948,446
Total liabilities and stockholders’ equity	$7,689,016			$9,132,980

Net interest income/spread		$224,594	2.83%		$248,163	2.51%
Net interest margin			3.13%			2.89%

Ratio of interest-earning assets to interest-bearing liabilities	133.32%			122.45%
Total deposits	$5,756,496	$37,816	0.66%	$6,635,696	$101,099	1.52%
Total funding (1)	$6,696,415	$66,013	0.99%	$8,076,955	$142,948	1.77%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Return on average tangible common equity and efficiency ratio, as adjusted, tangible common equity, tangible common equity to tangible assets, tangible common equity per common share, and pre-tax pre-provision income and return on average assets ("ROAA") constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, goodwill, and other intangible assets from stockholders' equity. Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted efficiency ratio is calculated by excluding (gain) loss in alternative energy partnership investments from noninterest expense and adding total pre-tax return, which includes the (gain) loss in alternative energy partnership investments, to the sum of net interest income and noninterest income (total revenue). Pre-tax pre-provision income is calculated by adding total revenue and subtracting noninterest expense. Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company.
This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$7,877,334	$7,738,106	$7,770,138	$7,662,607	$7,828,410
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(2,633)	(2,939)	(3,292)	(3,722)	(4,151)
Tangible assets(1)	$7,837,557	$7,698,023	$7,729,702	$7,621,741	$7,787,115

Total stockholders' equity	$897,207	$874,254	$846,959	$835,002	$907,245
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(2,633)	(2,939)	(3,292)	(3,722)	(4,151)
Tangible equity(1)	857,430	834,171	806,523	794,136	865,950
Less preferred stock	(184,878)	(184,878)	(185,037)	(187,687)	(189,825)
Tangible common equity(1)	$672,552	$649,293	$621,486	$606,449	$676,125

Total stockholders' equity to total assets	11.39%	11.30%	10.90%	10.90%	11.59%
Tangible equity to tangible assets(1)	10.94%	10.84%	10.43%	10.42%	11.12%
Tangible common equity to tangible assets(1)	8.58%	8.43%	8.04%	7.96%	8.68%

Common shares outstanding	49,767,489	49,760,543	49,750,958	49,593,077	50,413,681
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	50,244,810	50,237,864	50,228,279	50,070,398	50,891,002

Tangible common equity per common share(1)	$13.39	$12.92	$12.37	$12.11	$13.29
Book value per common share	$14.18	$13.72	$13.18	$12.93	$14.10
(1)Non-GAAP measure.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Return on tangible common equity
Average total stockholders' equity	$892,565	$865,406	$854,250	$916,047	$912,749
Less average preferred stock	(184,878)	(184,910)	(185,471)	(189,607)	(189,824)
Less average goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(2,826)	(3,172)	(3,574)	(4,003)	(4,441)
Average tangible common equity(1)	$667,717	$640,180	$628,061	$685,293	$681,340

Net income (loss)	$21,703	$15,913	$(18,449)	$(6,593)	$14,272
Less preferred stock dividends and impact of preferred stock redemption	(3,447)	(3,454)	(3,393)	(3,007)	(3,540)
Add amortization of intangible assets	306	353	430	429	454
Less tax effect on amortization and impairment of intangible assets	(64)	(74)	(90)	(90)	(95)
Net income (loss) available to common stockholders(1)	$18,498	$12,738	$(21,502)	$(9,261)	$11,091

Return on average equity	9.67%	7.32%	(8.69)%	(2.89)%	6.20%
Return on average tangible common equity(1)	11.02%	7.92%	(13.77)%	(5.44)%	6.46%

Statutory tax rate utilized for calculating tax effect on amortization of intangible assets	21.00%	21.00%	21.00%	21.00%	21.00%
(1)Non-GAAP measure.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Adjusted noninterest income and expense
Total noninterest income	$6,975	$3,954	$5,528	$2,061	$4,930
Noninterest income adjustments:
Net (gain) loss on securities available for sale	—	—	(2,011)	—	(3)
Net (gain) loss on sale of legacy SFR loans held for sale	—	(272)	—	—	—
Fair value adjustment on legacy SFR loans held for sale	(36)	(24)	(25)	1,586	(30)
Total noninterest income adjustments	(36)	(296)	(2,036)	1,586	(33)
Adjusted noninterest income(1)	$6,939	$3,658	$3,492	$3,647	$4,897

Total noninterest expense	$38,950	$40,394	$72,770	$46,919	$47,483
Noninterest expense adjustments:
Naming rights termination	—	—	(26,769)	—	—
Extinguishment of debt	—	—	(2,515)	—	—
Professional (fees) recoveries	4,398	(1,172)	(875)	(1,678)	3,557
Restructuring expense	—	—	—	—	(1,626)
Adjusted noninterest expense before gain (loss) in alternative energy partnership investments	4,398	(1,172)	(30,159)	(1,678)	1,931
Gain (loss) in alternative energy partnership investments	673	1,430	167	(1,905)	(1,039)
Total noninterest expense adjustments	5,071	258	(29,992)	(3,583)	892
Adjusted noninterest expense(1)	$44,021	$40,652	$42,778	$43,336	$48,375
(1)Non-GAAP measure.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Adjusted pre-tax pre-provision income
Net interest income	$61,563	$55,855	$55,315	$51,861	$56,660
Noninterest income	6,975	3,954	5,528	2,061	4,930
Total revenue	68,538	59,809	60,843	53,922	61,590
Noninterest expense	38,950	40,394	72,770	46,919	47,483
Pre-tax pre-provision income (loss)(1)	$29,588	$19,415	$(11,927)	$7,003	$14,107

Total revenue	$68,538	$59,809	$60,843	$53,922	$61,590
Total noninterest income adjustments	(36)	(296)	(2,036)	1,586	(33)
Adjusted total revenue	68,502	59,513	58,807	55,508	61,557

Noninterest expense	38,950	40,394	72,770	46,919	47,483
Total noninterest expense adjustments	5,071	258	(29,992)	(3,583)	892
Adjusted noninterest expense(1)	44,021	40,652	42,778	43,336	48,375
Adjusted pre-tax pre-provision income(1)	$24,481	$18,861	$16,029	$12,172	$13,182

Average assets	$7,764,997	$7,687,105	$7,740,206	$7,562,942	$7,954,591
Pre-tax pre-provision income (loss) ROAA	1.52%	1.00%	(0.62)%	0.37%	0.70%
Adjusted pre-tax pre-provision income ROAA(1)	1.25%	0.98%	0.83%	0.65%	0.66%
Efficiency ratio	56.83%	67.54%	119.60%	87.01%	77.10%
Adjusted efficiency ratio	64.26%	68.31%	72.74%	78.07%	78.59%
(1)Non-GAAP measure.